Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VITESSE ENERGY, INC.

Vitesse Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.    The name of the Corporation is Vitesse Energy, Inc. The Corporation’s original Certificate of Incorporation (as in effect immediately prior to the adoption and effectiveness hereof, the “Original Certificate of Incorporation”) was filed with the office of the Secretary of State of the State of Delaware on August 5, 2022.

2.    This Amended and Restated Certificate of Incorporation (as further amended from time to time in accordance with the provisions hereof and including, without limitation, the terms of any certificate of designation with respect to any series of Preferred Stock (as defined below), this “Certificate of Incorporation”) was duly adopted in accordance with Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware (as it may be amended from time to time, the “DGCL”) and shall be effective as of [    ], 2022.

3.    The Original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I.

NAME

SECTION 1.01. Name. The name of the Corporation is Vitesse Energy, Inc.

ARTICLE II.

REGISTERED OFFICE

SECTION 2.01. Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

PURPOSE

SECTION 3.01. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV.

CAPITAL STOCK

SECTION 4.01. Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is [    ] shares, consisting of [    ] shares of common stock, par value $0.01 per share (“Common Stock”), and [    ] shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

SECTION 4.02. Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class (the “Voting Stock”), irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.04 of this Certificate of Incorporation.

SECTION 4.03. Common Stock.

(a)    The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of shares of Common Stock are entitled to vote. The holders of shares of Common Stock shall not have cumulative voting rights. Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of shares of Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.

(b)    Subject to applicable law and the rights, if any, of any series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends or other distributions in cash, stock of the Corporation or property of the Corporation, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or stock of the Corporation) when, as and if declared thereon by the board of directors of the Corporation (the “Board”) from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of shares of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation legally available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(d)    The holders of shares of Common Stock shall not be entitled to any preemptive rights or preferential rights to subscribe for shares of the capital stock of the Corporation.

SECTION 4.04. Preferred Stock.

(a)    The Board is expressly authorized to issue from time to time shares of Preferred Stock in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designation filed pursuant to the DGCL the powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

(b)    The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, stated in this Certificate of Incorporation or the resolution of the Board originally fixing the number of shares of such series. If the number of shares of any series of Preferred Stock is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

SECTION 4.05. Stock Splits, Combinations, etc. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, conversion, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of any class or series of Common Stock into a greater or lesser number of shares, the shares of any other class or series of Common Stock shall be proportionately similarly combined or subdivided. Any adjustment described in this Section 4.05 shall become effective at the close of business on the date the combination or subdivision becomes effective.

ARTICLE V.

BOARD OF DIRECTORS

SECTION 5.01. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authorities expressly conferred upon it by this Certificate of Incorporation or the Bylaws of the Corporation (as they may be amended from time to time, the “Bylaws”), the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by this Certificate of Incorporation or by the Bylaws required to be exercised or done by the stockholders.

SECTION 5.02. Number of Directors; Election; Term.

(a)    The number of directors shall be fixed, from time to time, in the manner provided in the Bylaws of the Corporation, subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any.

(b)    Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, directors shall be elected at each annual meeting of stockholders for a term to last until the next annual meeting of stockholders.

(c)    Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

(d)    Elections of directors need not be by written ballot unless the Bylaws shall so provide.

(e)    Notwithstanding any of the other provisions of this Article V, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of designation for such series of Preferred Stock. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of this Article V, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to such director’s earlier death, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such series of stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation or removal of such additional directors, shall forthwith terminate, and the total authorized number of directors of the Corporation shall be reduced accordingly.

SECTION 5.03. Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, any removal of a director by the stockholders of the Corporation shall require the affirmative vote of the holders of a majority of the Voting Stock. A director of the Corporation may be removed from office at any time by the stockholders with or without cause.

SECTION 5.04. Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board, and not by the stockholders. No decrease in the number of directors shall shorten the term of any incumbent director.

ARTICLE VI.

AMENDMENT OF BYLAWS

SECTION 6.01. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend, alter, repeal or restate the Bylaws. The Bylaws may also be adopted, amended, altered, repealed or restated by the stockholders of the Corporation only pursuant to Article VI of the Bylaws (as such Article may be renumbered as a result of any amendment, alteration, repeal, adoption or restatement of any other Article of the Bylaws).

ARTICLE VII.

STOCKHOLDERS

SECTION 7.01. No Action by Written Consent of Stockholders. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by written consent in lieu of a meeting, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

SECTION 7.02. Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer of the Corporation or the affirmative vote of a majority of the Board, and the ability of the stockholders to call a special meeting of the stockholders is hereby specifically denied.

SECTION 7.03. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VIII.

LIMITATION OF LIABILITY AND INDEMNIFICATION

SECTION 8.01. Limitation of Personal Liability. No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

SECTION 8.02. Indemnification. The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he/she, his/her testator, or intestate is or was (a) a director or officer of the Corporation, any predecessor of the Corporation, or any subsidiary or affiliate of the Corporation, or (b) serves or served at any other enterprise as a director, officer, employee, agent, or trustee at the request of the Corporation or any predecessor to the Corporation.

SECTION 8.03. Insurance. To the fullest extent authorized or permitted by the DGCL, the Corporation may purchase and maintain insurance on behalf of any current or former director or officer of the Corporation against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VIII or otherwise.

SECTION 8.04. Effect of Modifications. Any amendment, repeal or modification of any provision contained in this Article VIII shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of any current or former director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring prior to such amendment, repeal or modification.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.01. Forum for Certain Actions. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim against the Corporation or any of its directors, officers or other employees or stockholders arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of Delaware law (as may be amended from time to time), this Certificate of Incorporation or the Bylaws, (iv) any action or proceeding asserting a claim against the Corporation or any of its directors, officers or other employees or stockholders governed by the internal affairs doctrine or any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL (or any successor provision thereto) or (v) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (each, a “Covered Proceeding”); provided that, if and only if the Court of Chancery of the State of Delaware does not have jurisdiction, the action or proceeding may be brought in any other state or federal court located within the State of Delaware. If any action the subject matter of which is a Covered Proceeding is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any person or entity, such person or entity shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts within the State of Delaware in connection with any action brought in any such court to enforce the immediately preceding sentence (an “Enforcement Action”) and (b) by having service of process made upon such person or entity in any such Enforcement Action by service upon such person’s or entity’s counsel in the Foreign Action as agent for such person or entity. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 9.01 and waived any argument relating to the inconvenience of the forums referenced above in connection with any Covered Proceeding. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America.

SECTION 9.02. Amendments. The Corporation reserves the right to amend, alter, restate or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders of the Corporation by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Section 9.02. In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least a majority of the Voting Stock shall be required to amend, alter, repeal, restate or adopt any provision of this Certificate of Incorporation.

SECTION 9.03. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance, person or entity for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this [    ] day of [    ], 2022.

VITESSE ENERGY, INC.

By:
Name:
Title: